Filed pursuant to Rule 424(b)(3)
Registration No. 333-269543

PROSPECTUS SUPPLEMENT NO. 12

(to Prospectus dated March 17, 2023)

863,333 Ordinary Shares Represented by 863,333 American Depositary Shares

Issuable Upon Exercise of Common Warrants

This prospectus supplement updates, amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to Form F-1 on Form S-1 and Post-Effective Amendment No. 1 to Form S-1, effective as of March 17, 2023 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-269543). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain of information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On January 29, 2024, the closing price for our ADSs on the Nasdaq Capital Market was $3.70 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 30, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2024

QUOIN PHARMACEUTICALS LTD.
(Translation of registrant’s name into English)

State of Israel	001-37846	92-2593104
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42127 Pleasant Forest Court Ashburn, VA	20148-7349
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 980-4182

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one (1) Ordinary Share, no par value per share	QNRX	The Nasdaq Stock Market LLC
Ordinary Shares, no par value per share*		N/A
*	Not for trading, but only in connection with the registration of the American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On January 25, 2024, Quoin Pharmaceuticals Ltd. (the “Company” or “we”) entered into a Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP (“Alumni”). Pursuant to the Purchase Agreement, the Company has the right to sell to Alumni up to $8,000,000 (the “Commitment Amount”) of newly issued ordinary shares that are represented by American Depositary Shares (“ADSs”) (the “Purchase Notice Securities”), subject to certain conditions and limitations, from time to time during the term of the Purchase Agreement.

ADSs may be sold by the Company pursuant to the Purchase Agreement over a period beginning on the later of (i) the date that a registration statement that we agreed to file with the Securities and Exchange Commission ("SEC”) pursuant to the Purchase Agreement is declared effective by the SEC, and (ii) the date that shareholder approval of the issuance of ADSs under the Purchase Agreement is obtained (such later date, the “Initiation Date”) and ending on the earlier of (i) the date on which Alumni has purchased ADSs pursuant to the Purchase Agreement for an aggregate purchase price of the Commitment Amount, and (ii) the 90th day after the Initiation Date; provided, however, that the Company has the option at its sole discretion to extend such period by up to an additional 90 days by written notice to Alumni given at least ten days prior to the end of the original 90 day period (such period, including any extension, the “Commitment Period”). If shareholder approval of the issuance of ADSs under the Purchase Agreement is not obtained by April 30, 2024, the Company may terminate the Purchase Agreement by written notice to Alumni and neither party shall have any obligation or liability to the other party.

Upon the satisfaction of the conditions in the Purchase Agreement, we will have the right, but not the obligation, except as provided in the next sentence, from time to time at our sole discretion over the Commitment Period described above, to direct Alumni to purchase up to an amount of ADSs as set forth in the Purchase Agreement; provided, that Alumni’s maximum commitment under any single purchase will not exceed the amounts described below. The Company has agreed to issue purchase notices for an aggregate of at least $4,000,000 of the Commitment Amount prior to the end of the Commitment Period.

The purchase price per share of the ADSs that may be sold to Alumni under the Purchase Agreement in such purchases will equal, at the Company’s election:

•      90% of the lowest daily dollar volume-weighted average price for the ADSs on Nasdaq for the five consecutive trading days immediately prior to the closing date for the purchase (“Purchase Price Option I”);

•      the lesser of (i) the average of the three lowest closing prices per ADS on Nasdaq for the ten consecutive trading days immediately prior to the date the Company gives a purchase notice to Alumni or (ii) the lowest trading price per ADS on Nasdaq on the date the Company gives a purchase notice to Alumni (“Purchase Price Option II”); or

•      98% of the lowest daily dollar volume-weighted average price of the ADSs for the three consecutive trading days immediately prior to the closing date for the purchase (“Purchase Price Option III”).

Alumni’s maximum commitment under any single purchase will not exceed the amounts described below:

•      With respect to Purchase Price Option I, Alumni’s maximum commitment under any single purchase will not exceed a number of ADSs equal to $500,000 divided by the dollar volume-weighted average price for the ADSs on Nasdaq as of the trading day prior to the date the Company gives a purchase notice to Alumni, unless the Company and Alumni mutually agree in writing to increase the limitation to a number of ADSs not to exceed $5,000,000 divided by the dollar volume-weighted average price for the ADSs on Nasdaq as of the trading day prior to the date the Company gives a purchase notice to Alumni;

•      With respect to Purchase Price Option II, Alumni’s maximum commitment under any single purchase will not exceed the lesser of: (i) a number of ADSs equal to 2% of the Commitment Amount divided by the closing price per ADS on Nasdaq on the trading day immediately prior to the date the initial Commitment Securities are issued or (ii) a number of ADSs equal to $500,000 divided by the purchase price under Purchase Price Option II; and

•      With respect to Purchase Price Option III, Alumni’s maximum commitment under any single purchase will not exceed the lesser of (i) 60% of the average daily trading volume of the Company’s ADSs on Nasdaq over the most recent three trading days prior to the date the Company gives a purchase notice to Alumni, or (ii) a number of ADSs equal to $500,000 divided by the dollar volume-weighted average price for the ADSs on Nasdaq as of the trading day prior to the date the Company gives a purchase notice to Alumni.

There is no upper limit on the price per share that Alumni could be obligated to pay for the ADSs under the Purchase Agreement; provided, however at no time can the purchase price be below a floor price of $1.00 per share (subject to adjustment as provided in the Purchase Agreement for any stock dividend or distribution of equivalent securities, subdivision, combination or reclassification of our ordinary shares or ADSs, occurring after the date of the Purchase Agreement).

The Company will control the timing and amount of any sales of ADSs to Alumni. Actual sales of our ADSs to Alumni under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the ADSs and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

As consideration for Alumni’s irrevocable commitment to purchase ADSs under the Purchase Agreement, we agreed to issue to Alumni, at the times set forth in the Purchase Agreement beginning with the trading day after the Initiation Date, a number of ADSs with a value at the time of issuance not to exceed $240,000 in the aggregate (the “Commitment Securities”). The ADSs to be issued will be valued at the average of the closing prices of the ADSs on Nasdaq for the five trading days immediately prior to the date such ADSs are issued. The Company may pay cash in lieu of issuing all or any portion of the Commitment Securities.

In all instances, we may not sell ADSs to Alumni under the Purchase Agreement if it would result in Alumni beneficially owning more than 9.99% of our outstanding ordinary shares.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells ADSs to Alumni. To the extent the Company sells ADSs under the Purchase Agreement, the Company currently plans to use any proceeds therefrom for strategic opportunities, research and development activities, working capital and other general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Alumni has agreed not to engage in, directly or through an affiliate, any short selling or hedging of the ADSs during the term of the Purchase Agreement. In the event of any breach of the covenants or representations regarding short selling or hedging, and without limiting any of the Company’s rights or remedies at law or in equity: (i) Alumni will pay to the Company an amount in cash equal to the value of any Commitment Securities issued to Alumni (valued as of the date they were issued in accordance with the Purchase Agreement) and (ii) the Company may terminate this Agreement without any penalty or further obligation to Alumni.

Further, Alumni has agreed that, unless approved in advance in writing by the Board, neither Alumni, nor any affiliate of Alumni acting on its behalf or pursuant to any understanding with it, will, for a period of two years after the execution date of the Purchase Agreement, directly or indirectly, make any statements, proposals or offers to acquire the Company or take certain other actions with respect to the Company or its equity or debt securities.

Pursuant to the Purchase Agreement, we have agreed to file a registration statement with the SEC to register for resale under the Securities Act of 1933, as amended, our ADSs that may be issued to Alumni under the Purchase Agreement, including the Commitment Securities. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties.

Neither the Company nor Alumni may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by the parties except in writing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The ADSs to be issued under the Purchase Agreement will be sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The ADSs have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement between the Company and Alumni Capital LP dated January 25, 2024
104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 30, 2024	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Gordon Dunn
	Name:	Gordon Dunn
	Title:	Chief Financial Officer

Exhibit 10.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of January 25, 2024 (the “Execution Date”), by and between QUOIN PHARMACEUTICALS LTD., an Israeli company (the “Company”), and ALUMNI CAPITAL LP, a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Investor, and the Investor wishes to buy from the Company, up to $8,000,000 of the Company’s ordinary shares, no par value (“Ordinary Shares”), represented by American Depositary Shares (“ADSs”), with each ADS representing (one) Ordinary Share.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Investor hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1             DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defied):

“ADS Depositary” shall mean the current ADS depositary of the Company and any successor ADS depositary of the Company.

“ADSs” shall have the meaning specified in the recitals to this Agreement.

“Affiliate” shall mean, with respect to a Party, any individual, a corporation or any other legal entity, directly or indirectly, controlling, controlled by or under common control with such Party. For purpose of this definition, the term “control,” as used with respect to any corporation or other entity, means (a) direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the voting stock or general partnership or membership interest of such corporation or other entity or (b) the power to direct or cause the direction of the management or policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the preamble to this Agreement.

“Average Daily Trading Volume” shall mean the arithmetic average daily trading volume of the Company’s ADSs on the Principal Market over the most recent three (3) Business Days prior to the respective Purchase Notice Date.

“Bankruptcy Law” shall mean Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 8.2(f).

“Business Day” shall mean a day on which the Principal Market shall be open for business.

“Clearing Costs” shall mean all of the Investor’s broker and Transfer Agent costs with respect to the deposit of the Purchase Notice Securities.

“Closing” shall mean any one of the closings of a purchase and sale of Purchase Notice Securities pursuant to Section 2.2.

“Closing Date I” shall mean the Closing shall occur no later than five (5) Business Days after delivery of a Purchase Price I Purchase Notice.

“Closing Date II” shall mean the Closing shall occur no later than one (1) Business Day after delivery of a Purchase Price II Purchase Notice.

“Closing Date III” shall mean the Closing shall occur no later than three (3) Business Days after delivery of a Purchase Price III Purchase Notice.

“Closing Date” shall mean the date a Closing occurs.

“Commitment Amount” shall mean $8,000,000.

“Commitment Period” shall mean the period commencing on the Initiation Date and ending on the earlier of (i) the date on which the Investor shall have purchased Purchase Notice Securities pursuant to this Agreement for an aggregate purchase price of the Commitment Amount and (ii) 5:00 p.m. Eastern Time on the 90th day after the Initiation Date; provided, however, that the Company shall have the option at its sole discretion to extend the Commitment Period by up to an additional 90 days by written notice to the Investor given at least ten (10) days prior to the end of the original Commitment Period.

“Commitment Securities” shall have the meaning set forth in Section 6.3.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Custodian” shall mean any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

“Current Report” shall have the meaning set forth in Section 6.2.

“Damages” shall mean any loss, claim, damage, liability, cost, and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Submission Deadline” shall have the meaning set forth in Section 11.16(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 8.2(g).

“Execution Date” shall mean the date set forth in the preamble to this Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Floor Price” shall mean $1.00 per ADS, subject to adjustment pursuant to Section 2.3(b).

“Future SEC Documents” shall have the meaning set forth in Section 8.2(i).

“Indemnified Party” shall have the meaning set forth in Section 10.1.

“Indemnifying Party” shall have the meaning set forth in Section 10.1.

“Initial Commitment Securities” shall have the meaning set forth in Section 6.3(a).

“Initial Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Initiation Date” means the later of (i) the date the Registration Statement is declared effective by the SEC and (ii) the Shareholder Approval Date.

“Investor” shall have the meaning specified in the preamble to this Agreement.

“knowledge of the Company” and similar phrases means the actual knowledge of the chief executive officer, chief financial officer or chief operating officer of the Company after reasonable inquiry.

“Lien” shall mean a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Party that is material and adverse to the Party and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Party to enter into and perform its obligations under any Transaction Document.

“New Registration Statement” shall have the meaning specified in Section 7.1(b).

“Ordinary Shares” shall have the meaning specified in the recitals to this Agreement.

“Party” shall mean a party to this Agreement.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean any of the national exchanges (i.e., NYSE, NYSE American, Nasdaq), or principal quotation systems (i.e., OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board), or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the ADSs or Ordinary Shares, as applicable.

“Purchase Agreement Securities” shall mean the Ordinary Shares represented by ADSs to be acquired hereunder, including the Purchase Notice Securities and the Commitment Securities to be issued to the Investor pursuant to the terms of this Agreement.

“Purchase Notice Amount” shall mean the product of the number of Purchase Notice Securities referenced in the Purchase Notice multiplied by the applicable Purchase Price (Purchase Price I, Purchase Price II, or Purchase Price III) in accordance with Section 2.1.

“Purchase Notice” shall mean a written notice from Company, substantially in the form of Exhibit A hereto, to the Investor setting forth the Purchase Notice Securities, which the Company requires the Investor to purchase pursuant to the terms of this Agreement.

“Purchase Notice Date” shall have the meaning specified in Section 2.2(a).

“Purchase Notice Limitation” shall mean either Purchase Notice Limitation Option I for a Purchase Notice electing Purchase Price I, Purchase Notice Limitation Option II for a Purchase Notice electing Purchase Price II, or Purchase Notice Limitation Option III for a Purchase Notice electing Purchase Price III.

“Purchase Notice Limitation Option I” shall mean a number of ADSs equal to $500,000 divided by the VWAP as of the Business Day prior to the Purchase Notice Date, unless the Company and the Investor mutually agree in writing to increase Purchase Notice Limitation Option I to a number of ADSs not to exceed $5,000,000 divided by the VWAP as of the Business Day prior to the Purchase Notice Date.

“Purchase Notice Limitation Option II” shall mean the lesser of: (i) a number of ADSs equal to two percent (2%) of the Commitment Amount divided by the closing price per ADS on the Principal Market on the Business Day immediately prior to the date the initial Commitment Securities are issued or (ii) a number of ADSs equal to $500,000 divided by Purchase Price II.

“Purchase Notice Limitation Option III” shall mean the lesser of (i) 60% of the Average Daily Trading Volume, or (ii) a number of ADSs equal to $500,000 divided by the VWAP as of the Business Day prior to the Purchase Notice Date.

“Purchase Notice Securities” shall mean all of the Purchase Agreement Securities that the Company shall be entitled to issue as set forth in all Purchase Notices in accordance with the terms and conditions of this Agreement.

“Purchase Price” shall mean either Purchase Price I, Purchase Price II, or Purchase Price III, as elected by the Company on each Purchase Notice.

“Purchase Price I” shall mean the lowest daily VWAP for the ADSs for the five (5) consecutive Business Days immediately prior to the Closing Date with respect to a Purchase Notice multiplied by 90%. Any Purchase Notice setting forth Purchase Price I will be subject to the Purchase Notice Limitation Option I.

“Purchase Price II” shall mean the lesser of (i) the average of the three (3) lowest closing prices per ADS on the Principal Market for the ten (10) consecutive Business Days immediately prior to the Purchase Notice Date, or (ii) the lowest trading price per ADS on the Principal Market on the Purchase Notice Date. Any Purchase Notice setting forth Purchase Price II will be subject to the Purchase Notice Limitation Option II.

“Purchase Price III” shall mean the lowest daily VWAP of the ADSs for the three (3) consecutive Business Days immediately prior to the Closing Date with respect to a Purchase Notice multiplied by 98%. Any Purchase Notice setting forth Purchase Price III will be subject to the Purchase Notice Limitation Option III.

“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the ADSs are then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of counsel for the Investor not to exceed $10,000, blue sky fees and expenses, and any fees and disbursements of accountants retained by the Company incident to or required by any such registration.

“Registration Statement” shall have the meaning specified in Section 7.1(c).

“Registrable Securities” shall mean (i) the Purchase Notice Securities, (ii) the Commitment Securities, and (iii) any other equity security of the Company issued or issuable with respect to any such securities by way of a stock dividend or stock split or in connection with a combination of shares, capitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of, or exchanged in accordance with such registration statement; (2) such securities shall have ceased to be outstanding; (3) such securities have been sold pursuant to Rule 144 promulgated under the Securities Act; or (4) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Rule 144” shall mean Rule 144 under the Securities Act or any similar provision then in force under the Securities Act.

“Required Dispute Documentation” shall have the meaning set forth in Section 11.16(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Equivalents” shall mean any securities of the Company entitling the holder thereof to acquire at any time Ordinary Shares represented by ADSs, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares represented by ADSs.

“Shareholder Approval” shall have the meaning specified in Section 6.4.

“Shareholder Approval Date” shall have the meaning specified in Section 6.4.

“Subsidiary” shall mean any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Transaction Documents” shall mean this Agreement and all exhibits hereto.

“Transfer Agent” shall mean, as applicable, (i) the current transfer agent and any successor transfer agent of the Company or (ii) the ADS Depositary.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, or, if no dollar volume-weighted average price is reported, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Investor. If the Company and the Investor are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 11.16. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization, or other similar transaction during such period.

ARTICLE II
PURCHASE AND SALE OF SECURITIES

Section 2.1             PURCHASE NOTICES.

(a)             Subject to the conditions set forth herein, at any time during the Commitment Period, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time, to purchase, and the Investor shall have the obligation to purchase from the Company, the number of Purchase Notice Securities set forth on the Purchase Notice at the Purchase Price elected pursuant to Section 2.1(b), provided that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation applicable to such Purchase Notice or the Beneficial Ownership Limitation set forth in Section 8.2(f). At the Company’s option, on the Business Day prior to a Purchase Notice Date, the Company may request, in writing, the Investor to provide to the Company, and the Investor shall promptly provide to the Company, the number of Ordinary Shares then beneficially owned by the Investor, as determined in accordance with Section 13 of the Exchange Act, solely for the purpose of determining the amount of Purchase Notice Securities that may be set forth on the Purchase Notice. The Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice, except if waived by the Investor in writing.

(b)             PURCHASE PRICE ELECTION. For each Purchase Notice, the Company shall have the right to select Purchase Price I, Purchase Price II, or Purchase Price III at which to sell the Purchase Notice Securities subject to such Purchase Notice.

Section 2.2             MECHANICS.

(a)             PURCHASE NOTICE. In accordance with Section 2.1 and subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, for any Purchase Notice, the Company shall deliver the Purchase Notice Securities to the Investor pursuant to Section 2.2(c) after the delivery of each Purchase Notice by email at the Investor’s email address set forth in Section 11.17. A Purchase Notice shall be deemed delivered (and the Purchase Notice Date shall be) on (i) the Business Day that the Purchase Notice has been received by email by the Investor if such notice is received on or prior to 8:00 a.m. New York time or (ii) the next Business Day if it is received by email after 8:00 a.m. New York time on a Business Day or at any time on a day which is not a Business Day.

(b)             [intentionally omitted].

(c)             DELIVERY OF PURCHASE NOTICE SECURITIES. No later than 5:00 p.m. New York time on the first Business Day after the Purchase Notice Date where the Company elects either Purchase Price I (and Closing Date I), Purchase Price II (and Closing II) or Purchase Price III (and Closing Date III), the Company shall deliver the Purchase Notice Securities as a book-entry statement evidencing that the Purchase Notice Securities have been issued to the Investor in book-entry form. For the avoidance of doubt, any delay in the delivery to the Investor of the Purchase Notice Securities shall not be deemed a default under or breach of this Agreement.

(d)             The Investor understands and agrees that: (i) the Issuance of the Purchase Notice Securities has not been registered under the Securities Act or any state securities laws, (ii) the Purchase Notice Securities will be “restricted securities” under Rule 144 and (iii) the Investor will be required to deliver a representation letter in form and substance acceptable to the ADS Depositary prior to any resale of the Purchase Notice Securities under the Registration Statement.

(e)             CLOSING. The Investor shall pay to the Company the Purchase Notice Amount with respect to the applicable Purchase Notice as full payment for such Purchase Notice Securities purchased by the Investor under the applicable Purchase Notice via wire transfer of immediately available funds as set forth below on (i) Closing Date I if the Company elects Purchase Price I, (ii) Closing Date II if the Company elects Purchase Price II, or (iii) Closing Date III if the Company elects Purchase Price III. All payments made under this Agreement shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

Section 2.3             FLOOR PRICE LIMITATION; ADJUSTMENTS.

(a)            If the Purchase Price with respect to any Purchase Notice Securities set forth on any Purchase Notice is less than the Floor Price, the Company shall have no right to sell, and the Investor shall be under no obligation to purchase, any of the Purchase Notice Securities set forth in such Purchase Notice.

(b)            If the Company shall (i) pay a stock dividend or otherwise make a distribution or distributions on Ordinary Shares or ADSs, or any other equity or equity equivalent securities payable in Ordinary Shares or ADSs, (ii) subdivide outstanding Ordinary Shares or ADSs into a larger number of Ordinary Shares or ADSs, (iii) combine (including by way of reverse stock split) outstanding Ordinary Shares or ADSs into a smaller number of Ordinary Shares or ADSs, or (iv) issue by reclassification of Ordinary Shares or ADSs any securities of the Company, then the Floor Price and the Purchase Price (if applicable) shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares or ADSs (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Ordinary Shares or ADSs outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of security holders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants the following to the Company:

Section 3.1             INTENT. The Investor is entering into this Agreement and acquiring the Purchase Agreement Securities for its own account, and not as nominee or agent, for investment purposes and not with a view towards, or for a sale in connection with, a “distribution” (as such term is defined in the Securities Act) and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Purchase Agreement Securities to or through any Person in violation of the Securities Act or any applicable state securities laws; provided, however, that the Investor reserves the right to dispose of the Purchase Agreement Securities at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2             NO LEGAL ADVICE FROM THE COMPANY. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3             ACCREDITED INVESTOR. The Investor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D, and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Purchase Agreement Securities. The Investor acknowledges that an investment in the Purchase Agreement Securities is speculative and involves a high degree of risk.

Section 3.4             AUTHORITY. The Investor has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. The Transaction Documents to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5             NOT AN AFFILIATE. The Investor is not an officer, director, or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6             ORGANIZATION AND STANDING. The Investor is an entity duly formed, validly existing, and in good standing under the laws of the State of Delaware with full right and limited partnership or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents.

Section 3.7             ABSENCE OF CONFLICTS. The execution, delivery, and performance of the Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby, including, without limitation, the purchase of any Purchase Agreement Securities and the payment of any Purchase Notice Amount, do not and will not (a) result in a violation of the Investor’s certificate or articles of formation or organization or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Investor, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment, or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).

Section 3.8             DISCLOSURE; ACCESS TO INFORMATION. The Investor has had an opportunity to review copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company. The Investor understands that its investment in the Purchase Agreement Securities involves a high degree of risk. The Investor is able to bear the economic risk of an investment in the Purchase Agreement Securities including a total loss. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchase Agreement Securities. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchase Agreement Securities or the fairness or suitability of the investment in the Purchase Agreement Securities nor have such authorities passed upon or endorsed the merits of the offering of the Purchase Agreement Securities.

Section 3.9             MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 3.10             NO PRIOR SHORT SELLING. At no time prior to the date of this Agreement (and at no time prior to any Closing hereunder) has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Purchase Agreement Securities or any other of the Company’s securities or (ii) hedging transaction, which establishes a net short position with respect to the Purchase Agreement Securities or any other of the Company’s securities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents, the Company represents and warrants the following to the Investor, as of the Execution Date:

Section 4.1             ORGANIZATION OF THE COMPANY. The Company is a company duly organized, validly existing and in good standing under the laws of the State of Israel, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign company in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit, or curtail such power and authority or qualification. The Company has Subsidiaries as disclosed in the SEC Documents.

Section 4.2             AUTHORITY. The Company has the requisite company power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company, and subject to the receipt of Shareholder Approval, the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action and no further consent or authorization of the Company’s board of directors is required. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, when duly executed by the Investor and delivered by the Company in accordance with the term hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3             CAPITALIZATION. As of the date hereof, there are 987,220 Ordinary Shares issued and outstanding and 987,211 ADSs issued and outstanding, with each ADS representing one (1) Ordinary Share. The Company has not issued any securities since its most recently filed periodic report under the Exchange Act, other than pursuant to the Company’s Amended and Restated Equity Incentive Plan or pursuant to the conversion and/or exercise of Share Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents and this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any securities, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional securities or Share Equivalents. The issuance and sale of the Purchase Agreement Securities will not obligate the Company to issue Purchase Agreement Securities or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are shareholder agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

Section 4.4             LISTING AND MAINTENANCE REQUIREMENTS. The ADSs are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the ADSs under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the SEC Documents, the Company has not, in the twelve (12) months preceding the date hereof, received notice from the Principal Market on which the ADSs are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. Except as disclosed in the SEC Documents, the Company is and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

Section 4.5             SEC DOCUMENTS; DISCLOSURE. The Company has filed all reports, schedules, forms, statements, and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules, and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in Purchase Agreement Securities.

Section 4.6             VALID ISSUANCES. The Purchase Agreement Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents and applicable federal and state securities laws and regulations. Assuming the accuracy of the representations of the Investor in Article III of this Agreement and subject to the filings described in Section 4.7 of this Agreement, the Purchase Agreement Securities will be issued in compliance with all applicable federal and state securities laws.

Section 4.7             NO CONFLICTS. The execution, delivery, and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchase Notice Securities and Commitment Securities, do not and will not (a) result in a violation of the Company’s articles of association or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (other than (i) Shareholder Approval, (ii) any SEC or state securities filings that may be required to be made by the Company in connection with the execution of this Agreement or the issuance of Purchase Agreement Securities pursuant hereto, and (iii) the filing of a Listing of Additional Shares Notification Form with the Principal Market, which, in each case, have been made or will be made in a timely manner, as applicable); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

Section 4.8             NO MATERIAL ADVERSE EFFECT. Since January 1, 2023, no event has occurred that has had a Material Adverse Effect on the Company that has not been disclosed in the SEC Documents.

Section 4.9             LITIGATION AND OTHER PROCEEDINGS. Except as disclosed in the SEC Documents, there are no material actions, suits, investigations, SEC inquiries, FINRA inquiries, NASDAQ inquiries, or similar proceedings (however any governmental agency may name them) pending or, to the actual knowledge of the Company, threatened against or affecting the Company or its properties, nor has the Company received any written or, to the knowledge of the Company, oral notice of any such action, suit, proceeding, SEC inquiry, FINRA inquiry, NASDAQ inquiry or investigation, which would have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award against the Company has been issued by or, to the actual knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the actual knowledge of the Company, there is no pending investigation by the SEC involving the Company or any current officer or director of the Company.

Section 4.10            ACKNOWLEDGMENT REGARDING INVESTOR’S PURCHASE OF SECURITIES. Based solely on the Investor’s representation and warranties, the Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, or (ii) an “affiliate” (as defined in Rule 144) of the Company. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Agreement and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Purchase Notice Securities.

Section 4.11             NO GENERAL SOLICITATION. Neither the Company, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Purchase Agreement Securities.

Section 4.12           NO INTEGRATED OFFERING. None of the Company, its Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchase Agreement Securities to be integrated with prior offerings for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, but excluding shareholder consents required to authorize and issue the Purchase Agreement Securities or waive any anti-dilution provisions in connection therewith.

Section 4.13            PLACEMENT AGENT; OTHER COVERED PERSONS. The Company has not engaged any Person to act as a placement agent, underwriter, broker, dealer, or finder in connection with the sale of the Purchase Agreement Securities to the Investor hereunder. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Investor in connection with the sale of any Purchase Agreement Securities.

Section 4.14            REGISTRATION STATEMENT. At the time of the filing of each Registration Statement (as defined in Section 7.1(c)), or any amendment thereto, the Company shall have no knowledge of any untrue statement of a material fact in such Registration Statement, as the case may be, or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there shall be no such untrue statement of material fact or omission in any effective Registration Statement.

Section 4.15            NO OTHER REPRESENTATIONS AND WARRANTIES. The Company makes no other representations or warranties except as set forth in this Article IV.

ARTICLE V
COVENANTS OF INVESTOR

Section 5.1             SHORT SALES AND CONFIDENTIALITY. During the period from the Execution Date to the end of the Commitment Period, neither the Investor, nor any Affiliate of the Investor acting on its behalf or pursuant to any understanding with it, will execute (i) any “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Purchase Agreement Securities or (ii) hedging transaction which establishes a net short position with respect to the Purchase Agreement Securities or any other Company’s securities. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of the Purchase Notice of such number of Purchase Notice Securities reasonably expected to be purchased under the Purchase Notice shall not be deemed a short sale. The Investor shall, until such time as the transactions contemplated by the Transaction Documents are publicly disclosed by the Company in accordance with the Exchange Act and the terms of the Transaction Documents, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents. Further, the Investor shall keep confidential the existence and terms of any Purchase Notice issued by the Company, including the number of Purchase Notice Securities set forth therein, until publicly disclosed by the Company in accordance with the Exchange Act and the terms of the Transaction Documents.

Section 5.2             COMPLIANCE WITH LAW; TRADING IN SECURITIES. During the period from the Execution Date to the end of the Commitment Period, the Investor’s trading activities with respect to the Purchase Agreement Securities will be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of the Principal Market.

Section 5.3             RESALES OF SECURITIES. Without limiting the generality of Section 5.2, the Investor covenants and agrees that it will resell the Purchase Agreement Securities only (i) pursuant to the Registration Statement in which the resale of such Securities is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act, or (ii) in compliance with an available exemption under the Securities Act.

Section 5.4             STANDSTILL. Unless approved in advance in writing by the board of directors of the Company, Investor agrees that neither the Investor, nor any Affiliate of the Investor acting on its behalf or pursuant to any understanding with it, shall, for a period of two (2) years after the Execution Date, directly or indirectly: (a) make any statement or proposal to the board of directors of any of the Company or any of the Company’s shareholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of any of the Company's loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities or assets other than as contemplated by this Agreement, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of any of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this Section 5.4 or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Section 5.4; (b) instigate, encourage or assist any third party (including forming a "group" with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above; (c) take any action which would reasonably be expected to require the Company or any of its Affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or (d) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities or assets other than as contemplated by this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1             LISTING OF ADSs. The Company shall use its commercially reasonable efforts to continue the listing or quotation and trading of the ADSs on the Principal Market (including, without limitation, maintaining sufficient net tangible assets, if required) and will comply in all respects with the Company’s reporting, filing and other obligations under the rules of the Principal Market.

Section 6.2             FILING OF CURRENT REPORT. The Company agrees that it shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the execution of the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “Current Report”). The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Current Report at least two (2) Business Days prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments, if any. The Investor shall use its commercially reasonable efforts to comment upon the final pre-filing draft version of the Current Report within one (1) Business Day from the date the Investor receives it from the Company.

Section 6.3             ISSUANCE OF COMMITMENT SECURITIES. In consideration for the Investor’s execution and delivery of, and performance under, this Agreement, the Company shall cause the ADS Depositary to issue Ordinary Shares represented by ADSs to the Investor (the “Commitment Securities”) as a book-entry statement evidencing that the applicable Commitment Securities have been issued to the Investor in book-entry form as follows:

(a)            Within one (1) Business Day after the Initiation Date, the Company shall cause the ADS Depositary to issue a number of ADSs (the “Initial Commitment Securities”) in an amount equal to one and two-tenths percent (1.2%) of the Commitment Amount divided by the average of the closing prices of the ADS on the Principal Market for the five (5) Business Days immediately prior to the date the Initial Commitment Securities are issued.

(b)            Within one (1) Business Day after the earlier of (i) the date on which the Investor shall have purchased Purchase Notice Securities pursuant to this Agreement for an aggregate Purchase Price of at least $4,000,000 and (ii) the last day of the Commitment Period, the Company shall cause the ADS Depositary to issue a number of ADSs in an amount equal to three-tenths percent (0.3%) of the Commitment Amount divided by the average of the closing prices of the ADS on the Principal Market for the five (5) Business Days immediately prior to the issuance.

(c)            Within one (1) Business Day after the last day of the Commitment Period, the Company shall cause the ADS Depositary to issue a number of ADSs in an amount equal to the result of (X)(i) three percent (3%) of the total Purchase Price paid to the Company under this Agreement minus (ii) the dollar value of ADSs issued (or cash paid pursuant to Section 6(e)) to Investor under Section 6(a) and Section 6(b) above (such ADSs to be valued for this purpose at the value ascribed to them in Section 6(a) or Section 6(b) as applicable) divided by (Y) the average of the closing prices of the ADS on the Principal Market for the five (5) Business Days immediately prior to the issuance; provided that if the result is zero (0) or a negative number, the Company shall not be required to issue any Commitment Securities under this Section 6.3(c).

(d)            The issuance of the Commitment Securities shall be delivered as a book-entry statement evidencing that the Commitment Securities have been issued in book entry form to the Investor or its designee. Any and all such book-entry statement(s) shall be delivered to the Investor by email at its address set forth in Section 11.17. For the avoidance of doubt, any delay in the delivery to the Investor of any Commitment Securities shall not be deemed a default under or breach of this Agreement.

(e)            Notwithstanding anything in this Agreement to the contrary, the Company shall have the option to pay all or any portion of the Commitment Securities in cash based upon the Commitment Amount in lieu of issuing ADSs. By way of example and not of limitation, the Company would have the option to pay the Investor an amount of $96,000 (i.e., 1.2% of the Commitment Amount of $8,000,000) in lieu of issuing the Commitment Securities required under Section 6.3(a).

(f)            The Investor understands and agrees that: (i) the issuance of the Commitment Securities has not been registered under the Securities Act or any state securities laws, (ii) the Commitment Securities will be “restricted securities” under Rule 144 and (iii) the Investor will be required to deliver a representation letter in form and substance acceptable to the ADS Depositary prior to any resale of the Commitment Securities under the Registration Statement.

(g)            The obligation of the Company hereunder to issue the Commitment Securities to the Investor is subject to the satisfaction of each of the conditions set forth in Section 8.1 as of the issuance date (for the purposes of Section 8.1, determined as if the issuance date of such Commitment Securities was a “Closing” hereunder).

(h)            In the event of any breach by Investor of the representations set forth in Section 3.10 or of the covenants in Section 5.1, and without limiting any of Company’s rights or remedies at law or in equity: (i) Investor shall pay to the Company an amount in cash equal to the value of any Commitment Securities issued to Investor (valued as of the date they were issued in accordance with this Section 6.3) and (ii) Company may terminate this Agreement without any penalty or further obligation to Investor.

Section 6.4             SHAREHOLDER APPROVAL. The Company’s obligations to issue Purchase Agreement Securities under this Agreement are subject to the receipt of the approval of the issuance of the Purchase Agreement Securities by the shareholders of the Company under applicable law, the Company’s articles of association and the rules and regulations of the Principal Market (“Shareholder Approval” and the date of receipt of Shareholder Approval, the “Shareholder Approval Date”). If Shareholder Approval is not obtained by April 30, 2024, the Company may terminate this Agreement by written notice to the Investor and neither party shall have any obligation or liability to the other party.

Section 6.5             Minimum Drawdowns. The Company shall issue Purchase Notices for an aggregate of at least $4,000,000 of Commitment Amount prior to the end of the Commitment Period.

ARTICLE VII

REGISTRATION RIGHTS

Section 7.1             REGISTRATION.

(a)             The Company shall file a registration statement for the resale of the Registrable Securities, not later than twenty (20) Business Days after the date that the Company obtains Shareholder Approval for the transactions contemplated by this Agreement, which registration statement shall be filed with the SEC on Form S-1 (the “Initial Registration Statement”). The Company shall use its commercially reasonable efforts to (i) cause the Registration Statement (as defined below) to be declared effective by the SEC as soon as practicable, and (ii) keep the Registration Statement continuously effective under the Securities Act until the Investor ceases to hold Registrable Securities. The Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Investor, and shall comply with the relevant provisions of the Securities Act and Exchange Act. The Investor acknowledges that it will be identified in the Registration Statement as an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and the Investor shall furnish all information reasonably requested by the Company for inclusion therein. If Form S-3 becomes available for the registration of the resale of all of the Registrable Securities hereunder, the Company may use such Form; provided, however, if Form S-3 is not available for the registration of the resale of all of the Registrable Securities hereunder, the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a registration statement on Form S-3 covering all of the Registrable Securities has been declared effective by the SEC.

(b)             Notwithstanding the registration obligations set forth in Section 7.1(a), if the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform the Investor and use its commercially reasonable efforts to file amendments to the Initial Registration Statement or a new registration statement (a “New Registration Statement”) as required by the SEC, covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 7.1(a).

(c)             If the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, in accordance with Section 7.1(b) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as possible, one or more registration statements on Form S-3 or such other form that is available to register for resale all of those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended. The Initial Registration Statement, a New Registration Statement, and any other registration statements pursuant to which the Company seeks to register for resale any Registrable Securities shall each be referred to herein as a “Registration Statement” and collectively as the “Registration Statements.” The term “Registration Statement(s)” shall include any prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

Section 7.2             EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with registrations pursuant to this Article VII shall be borne by the Company.

Section 7.3             REGISTRATION PROCEDURES. In the case of each registration of Registrable Securities effected by the Company pursuant to this Article VII, the Company will do the following:

(a)             Prepare each Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such Registration Statement, any prospectus or any amendments or supplements thereto, furnish to the Investor copies of all documents prepared to be filed with the SEC, and the Investor and its counsel will have a reasonable opportunity to review and comment upon such any such document prior to its filing with the SEC.

(b)             In accordance with Section 7.1, file the Registration Statement with the SEC relating to the Registrable Securities, including all exhibits and financial statements required by the SEC to be filed therewith, and use its commercially reasonable efforts to cause such Registration Statement(s) to become effective under the Securities Act as soon as practicable;

(c)             Prepare and file with the SEC such amendments, post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be reasonably requested by the Investor or as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(d)             Notify the Investor, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (ii) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, prospectus or for additional information (whether before or after the effective date of the Registration Statement), (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (iv) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e)             Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Investor (or its counsel) from time to time may reasonably request;

(f)             Register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the Investor; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;

(g)             Notify each seller of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such Registration Statement and prospectus, so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a Registration Statement, use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Investor a written notice of such amendment or supplement, and, upon receipt of such notice, the Investor agrees not to sell any Registrable Securities pursuant to such Registration Statement until the Investor’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(h)             Use its commercially reasonable efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any Registration Statement (and promptly notify in writing the Investor covered by such Registration Statement of the withdrawal of any such order);

(i)             Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j)             If requested, cooperate with the Investor to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;

(k)            Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(l)             Promptly identify to the Investor any underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney or accountant or other agent retained by any such underwriter or selected by the Investor, make available for inspection by the Investor all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(m)           Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any Registration Statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential shareholders;

(n)            Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(o)            Reasonably cooperate with the Investor and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, and use its commercially reasonable efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any Registration Statement;

(p)             If requested by the Investor, the Company shall as soon as practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by the Investor;

(q)            Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration covered by Article VII complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(r)             Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

Section 7.4             INDEMNIFICATION.

(a)             To the extent permitted by law, the Company will indemnify and hold harmless the Investor, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each person who controls (within the meaning of Section 15 of the Securities Act) such persons and each of their respective representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, judgments, suits, costs, penalties, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any of the following: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws, or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse the Investor, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Investor, any of the Investor’s Representatives, any person or entity controlling the Investor, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further, that, the indemnity agreement contained in this Section 7.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Investor or any indemnified party and shall survive the transfer of such securities by the Investor.

(b)             To the extent permitted by law, the Investor will, if Registrable Securities held by the Investor are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of the Investor expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of the Investor expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws, or any rule or regulation thereunder applicable to the Investor and relating to action or inaction required of the Investor in connection with any offering covered by such registration, qualification, or compliance, and will reimburse the Company and the Investor, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Investor and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of the Investor hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 7.4 exceed the net proceeds from the offering received by the Investor, except in the case of fraud or willful misconduct by the Investor.

(c)             Each party entitled to indemnification under this Section 7.4 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)            If the indemnification provided for in this Section 7.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 7.4(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and the Investor under this Section 7.4 shall survive the completion of any offering of Registrable Securities in a registration under this Section 7.4 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

Section 7.5             INFORMATION BY THE INVESTOR. The Investor shall furnish to the Company such information regarding the Investor and the distribution proposed by the Investor as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Article VII.

Section 7.6             RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to do the following:

(a)             Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b)             File with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)             So long as the Investor owns any Registrable Securities, furnish to the Investor forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), and such other reports and documents so filed as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor to sell any such securities without registration. The Company further covenants that it shall take such further action as the Investor may reasonably request to enable the Investor to sell from time to time Purchase Agreement Securities held by the Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions.

Section 7.7             NO INCONSISTENT AGREEMENTS. The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Investor or otherwise conflict with the provisions hereof. Unless the Company receives the consent of the Investor, the Company shall not file any other registration statements (other than registration statements on Form S-4 or Form S-8 or any successor forms thereto) until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the SEC.

ARTICLE VIII
CONDITIONS TO DELIVERY OF
PURCHASE NOTICE AND CONDITIONS TO CLOSING

Section 8.1             CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL PURCHASE NOTICE SECURITIES. The obligation of the Company hereunder to issue and sell the Purchase Notice Securities to the Investor is subject to the satisfaction of each of the conditions set forth below:

(a)             SHAREHOLDER APPROVAL. The receipt of Shareholder Approval.

(b)             ACCURACY OF INVESTOR’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing as though made at each such time.

(c)             PERFORMANCE BY INVESTOR. Investor shall have performed, satisfied, and complied in all respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Investor at or prior to each Closing.

(d)             PRINCIPAL MARKET REGULATION. The trading of the Purchase Agreement Securities shall not have been suspended by the SEC or the Principal Market, or otherwise halted for any reason, and the Purchase Agreement Securities shall have been approved for listing or quotation on, and shall not have been delisted from or no longer quoted on, the Principal Market. The Company shall have no obligation to issue any Purchase Agreement Securities, and the Investor shall have no right to receive any Purchase Agreement Securities, if the issuance of such Purchase Agreement Securities would exceed the Exchange Cap (as defined below).

(e)             NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(f)             EFFECTIVE REGISTRATION STATEMENT. The Registration Statement, and any amendment or supplement thereto, shall have been declared, and shall remain, effective for the resale of the Registrable Securities at all times until the Closing with respect to the subject Purchase Notice, the Company shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement shall exist.

(g)             Officers’ Certificate. At the Closing, the Investor shall have delivered to the Company a certificate of an officer of the Investor certifying that the Investor has satisfied the conditions set forth in Section 8.1(b) and (c).

Section 8.2             CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO PURCHASE THE PURCHASE NOTICE SECURITIES. The obligation of the Investor hereunder to purchase the Purchase Notice Securities is subject to the satisfaction of each of the following conditions:

(a)             EFFECTIVE REGISTRATION STATEMENT. The Registration Statement, and any amendment or supplement thereto, shall have been declared, and shall remain, effective for the resale of the Registrable Securities at all times until the Closing with respect to the subject Purchase Notice, the Company shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement shall exist. The Investor shall not have received any notice from the Company that the prospectus, and/or any prospectus supplement or amendment thereto fails to meet the requirements of Section 5(b) or Section 10 of the Securities Act.

(b)             ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the date of the Execution Date and as of the date of each Closing (except for representations and warranties specifically made as of a particular date).

(c)             PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Company at or prior to such Closing.

(d)             NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e)             NO SUSPENSION OF TRADING IN OR DELISTING OF ADSs. The trading of the ADSs shall not have been suspended by the SEC or the Principal Market, or otherwise halted for any reason, and the ADSs shall have been approved for listing or quotation on, and shall not have been delisted from or no longer quoted on, the Principal Market. In the event of a suspension, delisting, or halting for any reason, of the trading of the ADSs, as contemplated by this Section 8.2(e), the Investor shall have the right to return to the Company any amount of Purchase Notice Securities associated with such Purchase Notice, and the Commitment Amount with respect to such Purchase Notice shall be refunded accordingly.

(f)             BENEFICIAL OWNERSHIP LIMITATION. The number of Purchase Notice Securities then to be acquired by the Investor shall not exceed the number of such ADSs that, when aggregated with all other ADSs and Ordinary Shares then beneficially owned (as such term is defined under the Exchange Act) by the Investor, would result in the Investor beneficially owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Exchange Act. For purposes of this Section 8.2(f), if the amount of Ordinary Shares outstanding is greater or lesser on a Closing Date than on the date on which the Purchase Notice associated with such Closing Date is given, the amount of Ordinary Shares outstanding on such date of the issuance of a Purchase Notice shall govern for purposes of determining whether the Investor, when aggregating all purchases of Purchase Agreement Securities made pursuant to this Agreement, would beneficially own more than the Beneficial Ownership Limitation following a purchase on any such Closing Date. If the Investor claims that compliance with a Purchase Notice would result in the Investor owning more than the Beneficial Ownership Limitation, upon request of the Company, the Investor will provide the Company with evidence of the Investor’s then existing ADSs and Ordinary Shares beneficially owned. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Ordinary Shares outstanding immediately prior to the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice. To the extent that the Beneficial Ownership Limitation would be exceeded in connection with a Closing, the number of Purchase Notice Securities issuable to the Investor shall be reduced so it does not exceed the Beneficial Ownership Limitation.

(g)             PRINCIPAL MARKET REGULATION. The Company shall have no right to issue and the Investor shall have no obligation to purchase any Purchase Notice Securities if the issuance of such Purchase Notice Securities would exceed 19.99% of the Company’s outstanding Ordinary Shares (the “Exchange Cap”), as of the Execution Date, unless shareholder approval is obtained to issue more than such 19.99%.

(h)             NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing the effectiveness of the Registration Statement to be suspended or the Prospectus or any prospectus supplement thereto failing to meet the requirement of Sections 5(b) or 10 of the Securities Act (which event is more likely than not to occur within the fifteen (15) Business Days following the Business Day on which such Purchase Notice is deemed delivered).

(i)             SEC DOCUMENTS. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Act and the Exchange Act after the Execution Date (the “Future SEC Documents”) (1) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act, and (2) as of their respective dates, such Future SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such Future SEC Documents, and none of such Future SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)             Officers’ Certificate. At the Closing, the Company shall have delivered to the Investor a certificate of an officer of the Company certifying that the Company has satisfied the conditions set forth in Section 8.2(b) and (c).

ARTICLE IX

[Intentionally omitted]

ARTICLE X
indemnification

Section 10.1             Each Party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other Party along with its officers, directors, employees, and authorized agents (an “Indemnified Party”) from and against any claim or suit by third parties for Damages resulting from or arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, or (ii) any violation by the Indemnifying Party of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred by the Indemnified Party, except to the extent that such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s negligent, recklessness or willful misconduct.

ARTICLE XI
MISCELLANEOUS

Section 11.1             FORCE MAJEURE. No Party shall be liable for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including but not limited to acts of God, epidemic or pandemic, natural disaster, labor disturbances, terrorist attack, riots or wars, and any action taken, or restrictions or limitations imposed, by government or public authorities.

Section 11.2             GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

Section 11.3             ASSIGNMENT. The Transaction Documents shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither any of the Transaction Documents nor any rights of the Investor or the Company hereunder may be assigned by either Party to any other Person.

Section 11.4             NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as contemplated by Section 7.4 and Article XI.

Section 11.5             TERMINATION. This Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

Section 11.6             ENTIRE AGREEMENT. The Transaction Documents, together with the exhibits thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.7             FEES AND EXPENSES. Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incidental to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.

Section 11.8             CLEARING COST. The Company shall pay the Clearing Cost associated with each Closing, and any Transfer Agent fees (including any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied on the Company in connection with the delivery of any Purchase Agreement Securities to the Investor.

Section 11.9             COUNTERPARTS AND EXECUTION. The Transaction Documents may be executed in one or more counterparts, each of which may be executed by less than all of the Parties, all of which together will constitute one instrument, will be deemed to be an original, and will be enforceable against the Parties. The Transaction Documents may be delivered to the other Party hereto by email of a copy of the Transaction Documents bearing the signature of the Party so delivering the Transaction Documents. The Parties agree that this Agreement shall be considered signed when the signature of a Party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

Section 11.10             SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any Party.

Section 11.11             FURTHER ASSURANCES. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12             NOT TO BE CONSTRUED AGAINST DRAFTER. The Parties acknowledge that they have had an adequate opportunity to review this Agreement and to submit the same to legal counsel for review and comment. The Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

Section 11.13             TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 11.14             AMENDMENTS; WAIVERS. No provision of this Agreement may be amended other than by a written instrument signed by both Parties hereto and no provision of this Agreement may be waived other than in a written instrument signed by the Party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 11.15             PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no Party shall issue any such press release or otherwise make any such public statement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing Party shall provide the other Party with prior notice of such public statement. The Investor acknowledges that the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

Section 11.16             DISPUTE RESOLUTION.

(a)	Average Daily Trading Volume, Purchase Notice Limit, or VWAP.

(i)             In the case of a dispute relating to the Average Daily Trading Volume, Purchase Notice Limitation, or VWAP (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Investor (as the case may be) shall submit the dispute to the other Party via facsimile or electronic mail within five (5) Business Days after the Party learned of the circumstances giving rise to such dispute. If the Investor and the Company are unable to promptly resolve such dispute relating to such Average Daily Trading Volume, Purchase Notice Limit, or VWAP (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Investor (as the case may be) of such dispute to the Company or the Investor (as the case may be), then the Company and the Investor may select an independent, reputable investment bank as mutually agreed upon to resolve such dispute. If the Parties cannot agree upon such an investment bank within ten (10) Business Days of the date of the initial notice, the Parties shall submit the dispute to arbitration pursuant to Section 11.16(b).

(ii)             The Investor and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the above and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m.  (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Investor or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the Party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Investor or otherwise requested by such investment bank, neither the Company nor the Investor shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)             The Company and the Investor shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Investor of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne by the losing Party, and such investment bank’s resolution of such dispute shall be final and binding upon all Parties. The terms of this Agreement and each other applicable Transaction Document and the Required Dispute Documentation shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Agreement and any other applicable Transaction Documents.

(iv)             Both the Company and the Investor expressly acknowledge and agree that (i) this Section 11.16(a) constitutes an agreement to arbitrate between the Company and the Investor (and constitutes an arbitration agreement) under § 5701, et seq. of the Delaware Code Title 10 with respect to the dispute described in Section 11.16(a)(i) and that both the Company and the Investor are authorized to apply for an order to compel arbitration pursuant to Delaware Code Title 10 § 5703 in order to compel compliance with this Section 11.16(a).

(b)             JURISDICTION. Subject to Section 11.16(a), each Party hereby irrevocably submits that any dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document (including whether any such dispute is arbitrable), shall be submitted to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware. Each Party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. The Company and the Investor agree that all dispute resolution proceedings in accordance with this Section 11.16 may be conducted in a virtual setting, if available.

Section 11.17             NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) delivered by reputable air courier service with charges prepaid for next Business Day delivery, or (c) transmitted by hand delivery, or email as a PDF (with delivery receipt or a written confirmation of delivery or receipt), addressed as set forth below or to such other address as such Party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by email at the address designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received).

The addresses for such communications shall be:

If to the Company:

Address: 42127 Pleasant Forest Court, Ashburn, VA

Telephone: (703) 980-4182

E-mail: mmyers@quoinpharma.com

If to the Investor:

Address: 801 Brickell Ave., FL 8, Miami FL, 33131

Telephone: (917) 793-1173

E-mail: operations@alumnicapital.com

Either Party hereto may from time to time change its address or email for notices under this clause by giving prior written notice of such changed address to the other Party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

QUOIN PHARMACEUTICALS LTD.

By:	Dr. Michael Myers
Name:	Dr. Michael Myers
Title:	Chief Executive Officer

ALUMNI CAPITAL LP

By:	ALUMNI CAPITAL GP LLC

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	Manager

EXHIBIT A

FORM OF PURCHASE NOTICE

TO: ALUMNI CAPITAL LP

We refer to the Purchase Agreement, dated as of January [●], 2024, entered into by and between QUOIN PHARMACEUTICALS LTD., and you. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby certify that, as of the date hereof, the conditions set forth in Section 8.2 of the Agreement are satisfied and we hereby elect to exercise our right pursuant to the Agreement to require you to purchase ______ Purchase Notice Securities at the following Purchase Price (select only one):

☐ Purchase Price I

☐ Purchase Price II

☐ Purchase Price III

The Company acknowledges and agrees that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation applicable to such Purchase Notice or the Beneficial Ownership Limitation.

The Company’s wire instructions are as follows:

[Insert Wire Instructions]

QUOIN PHARMACEUTICALS LTD.

By:

Name:	[______]
Title:	[______]
Date: ________, 202__